EXHIBIT 21.1

SUBSIDIARIES OF ATLAS PIPELINE PARTNERS, L.P.

Name	Jurisdiction
Atlas Pipeline Operating Partnership, L.P.	Delaware
Atlas Pipeline New York, LLC	Pennsylvania
Atlas Pipeline Ohio, LLC	Pennsylvania
Atlas Pipeline Pennsylvania, LLC	Pennsylvania
Atlas Pipeline Mid-Continent LLC	Delaware
Elk City Oklahoma Pipeline, L.P.	Texas
Elk City Oklahoma GP, LLC	Delaware
Atlas Arkansas Pipeline LLC	Oklahoma
Atlas Pipeline Finance Corp.	Delaware
NOARK Pipeline System, Limited Partnership	Arkansas
Mid-Continent Arkansas Pipeline, LLC	Arkansas
Ozark Gas Transmission, LLC	Oklahoma
Ozark Gas Gathering, LLC	Oklahoma
NOARK Energy Services, LLC	Oklahoma
Atlas Pipeline Mid-Continent WestOk, LLC	Delaware
Atlas Pipeline Mid-Continent WestTex, LLC	Delaware
Atlas Chaney Dell, LLC	Delaware
Atlas Midkiff, LLC	Delaware
Atlas Pipeline McKean, LLC	Pennsylvania